Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of September 2, 2010 by and between CHINA SWINE GENETICS, Inc., a Delaware corporation (the “Company”), and Ligang Shang (the “Executive” and together with the Company, the “Parties”).

WHEREAS, the Company desires to employ, and the Executive has agreed to provide his service to the Company in the capacity of Chief Operating Officer, with duties encompassing the operations of the Company and the Company’s subsidiaries; and

WHEREAS, the Parties mutually intend to set forth herein the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1. Employment and Term.

(a) Employment.   Effective on the Effective Date (as hereinafter defined), the Company hereby employs the Executive as Chief Operating Officer and the Executive hereby accepts such employment with the Company, in each case on and subject to the terms and conditions of this Agreement.

(b) Term.  This Agreement shall be effective on September 2, 2010 (the “Effective Date”).  Unless earlier terminated pursuant to the terms hereof, the term of the Executive’s employment under this Agreement (the “Term”) shall be One (1) year commencing on the Effective Date and ending on September 1, 2011.  The Term may be extended only with the mutual agreement of the Company and the Executive.

2. Duties.

(a) During the Term, the Executive shall serve as Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company (the “Chief Executive Officer”), and is responsible for organizing and coordinating the operation of the Company’s office in the U.S. in order to ensure organizational effectiveness and efficiency. Without limiting the generality of the foregoing, the Executive shall, under the supervision and direction of the Chief Executive Officer:

•	Deal with any queries via phone, email and general correspondence.
•
Improve the operational systems, processes and policies in support of the Company’s mission -- specifically, support better management reporting, information flow and management, business process and organizational planning.

•	Oversee overall financial management, planning, systems and controls.
•	Management of agency budget in coordination with the Chief Executive Director.
•	Payroll management, including tabulation of accrued benefits for the Company’s U.S. employees.
•	Disbursement of checks for third parties’ expenses.
•	Organization of fiscal documents.
•	Managing company contracts and reimbursement requests.
•	Maintaining archival and administrative files.

(b) The Executive shall regularly (and no less frequently than weekly) report to the Chief Executive Officer on all of his business-related activities and shall maintain close and regular contact with the Company’s management and Board of Directors (the “Board”).

(c) Executive further agrees that he will, subject to further mutual consent in writing, serve in such executive officer capacities with respect to the Company and any present or future subsidiaries and affiliated corporations and divisions as may from time to time be reasonably designated by the Chief Executive Officer or the Board.

(d) During the Employment Term, the Executive shall be expected to travel extensively between and within China and the United States.

3. Base Salary.

For services performed by the Executive for the Company pursuant to this Agreement, during the Term, the Company shall pay the Executive a base salary (“Base Salary”) of Sixty Thousand Dollars (US$60,000) per year, of which Five Thousand Dollars (US$5,000) will be paid by the end of each month.

4. Other Benefits.

In addition to the Base Salary to be paid to the Executive pursuant to Section 3 hereof, the Executive shall also be entitled to the following:

(a) Expense Reimbursement.  The Company shall pay or reimburse the Executive, upon a proper accounting, presentation of appropriate documentation for reasonable business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement in accordance with the normal policy of the Company for senior executives. All in accordance with the Company’s expense reimbursement policy applicable to senior executives from time to time in effect.

(b) Directors & Officers Liability Insurance.  Executive shall be covered by the Company’s Officers Liability Insurance, if any.

(c) As further consideration for services provided by the Company hereunder, the Executive shall be entitled to participate in such profit sharing/401(k) plan, medical insurance, retirement, fringe benefit plans and policies and other employee benefit plans as are established by the Company from time to time upon the same or comparable terms as other employees of the Company, subject to all applicable eligibility requirements (the “Benefits”). Any such Benefits shall be subject to change or termination from time to time as determined by the Board of the Company. Further, Executive shall be entitled to retain all Benefits accrued as of the Effective Date in accordance with the plans relating thereto.

(e) Medical insurance. The Executive shall be eligible to participate in healthy insurance plans available generally from time to time to executives of the Company.

(f) Vacation.  The Company will grant the Executive 15 business days of paid vacation each year. The Executive will make a good faith effort to ensure that such vacation is taken at times when it will cause minimal disruption to the Company’s operations.

(g) Sick leave. The Executive shall be entitled to up to 10 business days of sick leave each calendar year. These may only be taken if the Executive is genuinely unable to work as a result of sickness or injury or if an immediate family member of the Executive is seriously ill or injured.

5. Agreements of the Executive.

In order to induce the Company to enter into this Agreement, the Executive hereby agrees as follows:

(a) No Other Agreements.  Executive hereby represents and warrants to the Company that the entry into of this Agreement by Executive and Executive’s employment by the Company does not and will not conflict with, violate or breach: (i) any agreement or instrument to which Executive is a party or is otherwise bound, including any employment, non-competition, confidentiality or similar agreement or (ii) any law, rule, regulation, order, judgment, injunction, decree or other restriction of any United States or Chinese court or governmental body.

(b) Confidentiality.

(i) The Executive acknowledges that by virtue of his employment hereunder he will have access to Confidential Information (as defined below) of the Company and that the communication of such Confidential Information to third parties could irreparably injure the business of the Company.  Accordingly, the Executive agrees that, during the Term and following the termination of this Agreement or Executive’s employment with the Company or any reason: (A) he will treat and safeguard as strictly confidential and secret all Confidential Information received by his at any time and (B) he will not disclose or reveal any of the Confidential Information to any third party whatsoever or use the Confidential Information except (X) as required in the ordinary course of performing his duties hereunder but in no manner harmful to or competitive with the Company; (Y) as mandatorily required by law, and (Z) following such time as the information becomes publicly available other than as a result of disclosure of such information by Executive in violation of this Agreement.

 (ii) For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, all non-public information of the Company or its subsidiaries and affiliates that Executive may produce, obtain or otherwise learn of during the Term or otherwise regarding, pertaining or relating to the Company’s and its affiliates: (A) strategies, analysis, concepts, ideas, or plans; (B) operating and manufacturing processes or techniques; (C) demographic, trade area and competition related information; (D) prospective site locations; (E) intellectual property, formulas, discoveries, know-how, improvements, developments, drawings, designs, techniques, specifications, procedures and methods; (F) machinery and devices; (G) forecasts and projections; (H) new products, research data, reports or records (including computer records); (I) marketing or business development plans, strategies, analysis, concepts or ideas; (J) contracts, agreements and arrangements; (K) financial information about or proprietary to the Company, including, but not limited to, unpublished financial statements, budgets, projections, and costs; (L) pricing; (M) personnel information; and (N) any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to the Company’s business.

 (iii)Upon termination of his employment with the Company, the Executive shall return to the Company all documents, photographs, recorded or memory devices, papers and other property relating to the Company, containing Confidential Information, together with any copies thereof, and shall not retain any copies (either hard copy or electronic) of any Confidential Information.

(c) Assignment of Inventions and Moral Rights.

 (i) Executive hereby assigns and transfers to the Company, on a perpetual, worldwide and royalty-free basis, Executive’s entire right, title and interest in and to all Inventions.  As used in this agreement, the term  “Inventions” shall mean all intellectual property, ideas, improvements, designs, discoveries, developments, drawings, notes, documents, information and/or materials, whether or not patentable and whether or not reduced to practice, made or conceived by Executive (whether made solely by Executive or jointly with others) which occur or are conceived during the period in which Executive is employed by or performs services for the Company or result from any task of any nature assigned to or undertaken by Executive or any work performed by Executive for or on behalf of the Company or any of its affiliate.

(ii) Executive hereby irrevocably transfers and assigns to the Company any and all Moral Rights that Executive may have in any Inventions.  Executive also hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all Moral Rights which Executive may have in any such Inventions, even after termination of Executive’s employment with the Company.  For purposes of this Agreement, the term “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

 (d) Records. All papers, books and records of every kind and description relating to the business and affairs of the Company, or any of its affiliates (including computer records), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company, and the Executive shall surrender the same to the Company upon termination of this Agreement or otherwise at any time upon request by the Chief Executive Officer of the Company.

 (e) Covenant against Competition.  In consideration of the Company’s agreement to employ the Executive and enter into this Agreement, the Executive agrees that during the period of Executive’s employment with the Company and terminating twelve (12) months after the Date of Termination, Executive shall not, directly or indirectly, either alone or in association with others, without the prior written approval of the Company:

 (i) Engage in a Competing Business in the Territory (as those terms are defined below), whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Executive holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service or assistance to a Competing Business. Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive’s termination of employment or within one year of the Executive’s termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the “Business”). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 3% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange. “Competing Business” shall mean any business or enterprise (other than the Company and its direct or indirect subsidiaries) that is engaged in any or all of the production, processing, distribution, marketing, or sale of meat products or any other food the Company now makes or is currently (or at a relevant time in the future) researching or developing. “Territory” shall mean anywhere in the People’s Republic of China, including the Hong Kong Special Administrative Region and the Macau Special Administrative Region;

(ii) Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with the Company or any of its affiliates, in any business carried on by the Company or any of its affiliates during the period in which Executive was employed by the Company, any customers, suppliers, independent contractors, vendors, or other business associates of the Company or any of its affiliates that were existing or identified prospective customers, suppliers, independent contractors, vendors, or business associates during such period, or otherwise interfere in any way in the relationships between the Company or any of its affiliates and their customers, suppliers, independent contractors, vendors, and business associates, or

(iii) in any manner whatsoever, request, solicit, encourage or assist any employee, officer or director of the Company to terminate their relationship with the Company or any of its affiliates, or join with any of them before or after the termination by any of them of any such relationship in any direct or indirect capacity in any Competing Business.

(f) Disparaging Statements.  At all times during and after Executive’s employment, Executive shall not either verbally, in writing, electronically or otherwise: (i) make any derogatory or disparaging statements about the Company, any of its affiliates, any of their respective officers, directors, shareholders, employees and agents, or any of the Company’s current or past customers or employees, or (ii) make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of the Company or any of its affiliates or otherwise interfere with the business of the Company or any of its affiliates.

(g) Enforcement. The Executive acknowledges and agrees that the covenants contained herein are reasonable, that valid consideration has been and will be received and that the agreements set forth herein are the result of arms-length negotiations between the parties hereto.  The Executive recognizes that the provisions of this Section 5 are vitally important to the continuing welfare of the Company and its affiliates and that any violation of this Section 5 could result in irreparable harm to the Company and its affiliates for which money damages would constitute a totally inadequate remedy.  Accordingly, in the event of any such violation by the Executive, the Company and its affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to obtain an injunction or other equitable relief restraining any action by the Executive in violation of this Section 5 without posting any bond therefore or demonstrating actual damages, and Executive will not claim as a defense thereto that the Company has an adequate remedy at law or require the posting of a bond.  If any of the restrictions or activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.  Executive acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Executive and in addition Company may recover monetary damages.

(h) Separate Agreement.  The Parties further agree that the provisions of Section 5 are separate from and independent of the remainder of this Agreement and that Section 5 is specifically enforceable by the Company notwithstanding any claim made by Executive against the Company.  The terms of this Section 5 shall survive termination of this Agreement.

(i) Further Assurances. In connection with this Agreement, Executive will execute, acknowledge and deliver to the Company or its nominee upon request and at the Company’s expense all such documents, including applications for patents and copyrights and assignments of all Inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters patent and copyrights on all Inventions in any and all countries and/or to protect the interest of the Company or its nominee in Inventions, patents and copyrights and to vest title thereto in the Company or its nominee.

6. Termination.

The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

（a）Death or Disability.  Except to the extent otherwise expressly stated herein, including without limitation, as provided in Section 7(a) with respect to certain post-Date of Termination payment obligations of the Company, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive’s death or in the event that the Executive becomes disabled.  “Disability” shall mean the inability of Executive effectively to substantially provide the services hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than three (3) months.  At any time and from time to time, upon reasonable request by the Company, the Executive shall submit to reasonable medical examination(s) for the purpose of determining the existence, nature and extent of any such disability.  The Company shall promptly give the Executive written notice of any such determination of the Executive’s disability and of the decision of the Company to terminate the Executive’s employment by reason thereof.  In the event of disability, until the Date of Termination, the Base Salary payable to the Executive shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Company or applicable law.

 (b) Notification of Discharge or Resignation.  In accordance with the procedures hereinafter set forth: (i) the Company may discharge the Executive from his employment hereunder (A) immediately for Cause or (B) for any other reason or no reason on thirty (30) days prior written notice to the Executive, and (ii) the Executive may voluntarily resign from his employment for any reason or no reason on thirty (30) days prior written notice to the Company.  Any discharge of the Executive by the Company or resignation by the Executive shall be communicated by a Notice of Termination to the Executive (in the case of discharge) or the Company (in the case of resignation).  For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) indicates the intention to terminate this Agreement and (ii) if the termination is by the Company for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

7. Obligations of the Company and Executive Upon Termination.

(a) Discharge for Cause, Death or Disability or Upon Resignation.  In the event of: (i) a discharge of the Executive for Cause, (ii) a resignation by the Executive or (iii) in the event this Agreement terminates pursuant to Section 6(a) by reason of the death or disability of the Executive:

(i) the Company shall pay all Accrued Obligations to the Executive, or to his heirs or estate in the event of the Executive’s death, in a lump sum in cash within thirty (30) days after the Date of Termination;

(ii) the Executive, or his beneficiary, heirs or estate in the event of the Executive’s death, shall be entitled to receive all benefits accrued by his as of the Date of Termination under all other qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans and arrangements;

(iii) all other obligations of the Company hereunder shall cease forthwith and the Executive shall be entitled to no further compensation, remuneration or other benefits from the Company.

(b) Discharge without Cause. If the Executive is discharged other than for Cause:

(i) The Company shall pay to the Executive a one-time severance payment equivalent to one month of Base Salary within thirty (30) days after the date of termination, and all other obligations of the Company hereunder shall cease forthwith and the Executive shall be entitled to no further compensation, remuneration or other benefits from the Company.

(c) Definitions.  For purposes of this Section 6 and for Section 7 hereof, the following capitalized terms shall have the meanings set forth below:

 (i) “Accrued Obligations” shall mean any fees and any reasonable and necessary business expenses incurred by Executive in connection with his services (less any applicable withholdings and deductions), all due and payable to his through the Date of Termination.

 (ii) “Cause” shall mean (A) the Executive’s theft, unauthorized appropriation or embezzlement of money or property of the Company; (B) the Executive’s intentional perpetration, participation in or attempted perpetration of fraud or other willful misconduct on the Company or its subsidiaries or affiliates; (C) the Executive’s intentional and material failure to perform any of his duties under this Agreement, after written notice specifically setting forth the failure(s) and providing thirty (30) days to cure such failure.  Notwithstanding the foregoing, after the Company in good faith has sent two (2) such notices in the aggregate during the Term, the Company will no longer be required to send notice and, upon the subsequent occurrence of any of the omissions or commissions described in this Section 7(c)(ii) the Company then may discharge Executive for “Cause”; (D) the Executive’s indictment for any felony crime; (E) any conduct by the Executive of activities which are or have the reasonable potential to be injurious to the Company or its reputation; (F) the Executive’s use of illegal drugs or the excessive use of alcohol which materially interferes with the performance of his obligations under this Agreement, and continues after written warning; or (G) the Executive’s commission of any willful or intentional act which materially injures the reputation, business or any business relationship of the Company or its employees.

 (iii) “Date of Termination” shall mean: (A) in the event of a discharge of the Executive by the Company for Cause, the date the Company validly delivers a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause, the date which is thirty (30) days following the date the Company validly delivers a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be; (C) in the event of a resignation by the Executive, the date which is thirty (30) days following the date the Executive validly delivers a Notice of Termination, or any earlier date as agreed by both Parties; (D) in the event of the Executive’s death, the date of the Executive’s death, and (E) in the event of termination of the Executive’s employment by reason of disability pursuant to Section 6(a), the date the Company validly delivers a Notice of Termination.

8. Indemnification.

The Company shall indemnify and hold the Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or action of the Executive as an officer or employee of the Company, or of any other person or enterprise at the request of the Company.  The Company shall also pay all judgments, awards, settlement amounts and fines associated with the foregoing.  Legal cost and expenses incurred in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in a timely manner in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount unless it shall ultimately be determined that the Executive is entitled to be indemnified by the Company for such legal fees and related costs; provided, however, that this arrangement shall not apply to: (i) a non-derivative action commenced by the Company against the Executive or (ii) any matter attributable to actions taken by Executive in bad faith, for purposes other than the best interest of the Company or resulting from the Executive’s willful misconduct.  The foregoing shall be in addition to any indemnification rights the Executive may have by law, charter, by-law or otherwise.  Company shall have the right to select counsel to defend the Executive, subject to Executive’s approval, which approval shall not be unreasonably withheld.  If the Company assumes responsibility for the defense of an action brought against the Executive, the Executive: (i) may not agree to any settlement without the Company’s prior written approval and (ii) will fully cooperate with the Company’s efforts in defense of the matter.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company.

10. Notices. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile transmission (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

if to the Company

With a copy to

Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Attention: Barry I. Grossman, Esq.
Fax Number: (212) 370-7889

if to the Executive

[ ]

or such other address as may be designated in writing hereafter, in the same manner, by such Party.

11. Assignment.  This Agreement may be assigned by the Company to any Affiliate engaged in the Business or to a purchaser of all or substantially all of the assets of the Company.  No payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

12. Execution in Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original by when taken together shall constitute one and the same instrument, and each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be delivered by the Parties by facsimile or other electronic transmission.

13. Governing Law. This Agreement shall be governed in all respects and for all purposes by the internal laws of the State of New York without the effect of the principles of conflicts of law. Both parties agree that exclusive venue for any legal action authorized hereunder shall be in the state or ferdeal courts located in the State of New York, city of New York.

14. Severability.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement, which shall remain in full force and effect and the parties will act in good faith to seek to amend this Agreement so as to render the invalid or unenforceable provisions valid and enforceable while retaining the original intent and meaning of such provision to the maximum extent possible.

15. Prior Understandings. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof.  No change, alteration or modification hereof may be made except by writing, signed by each of the Parties.  The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

16. Waivers. No waiver of any provision of this Agreement will be effective unless in writing and signed by the party to be charged therewith.  No single waiver shall constitute a subsequent waiver of the same or any other provision hereof.

17. Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

18. Interpretation.  This Agreement has been subject to negotiation by the Parties with the assistance of counsel and shall not be interpreted by or for either of them by reason of authorship.  All Section headings used in this Agreement are for convenience of reference only and shall have no legal effect in the interpretation of this Agreement.

19. Amendment.   No amendment or modification of the terms of this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by Executive and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

COMPANY

CHINA SWINE GENETICS, INC.

By: _____________
       Name: Zhenyu Shang
       Title:  Chief Executive Officer

EXECUTIVE

________________
Ligang Shang

[Signature Page to Employment Agreement]